Exhibit 99.1

Island Breeze International, Inc. Announces a Charter Purchase Agreement to Operate in Palm Beach Florida

BELLMAWR, NJ (May 24, 2013) -- Island Breeze International, Inc. (OTCQB: IBII), an entertainment cruise development company, announced its subsidiary, IBI Palm Beach, LLC, (“IBI Palm Beach”), entered into a Charter Purchase Agreement and  Day Cruise Operating Agreement to charter and operate a day cruise gaming vessel from the Port of Palm Beach, Florida.   The agreement provides IBI Palm Beach the opportunity to acquire the vessel under specified conditions.

The Company plans to commence its cruise operations utilizing the vessel it has chartered, currently named  m/v Black Diamond, a 160 foot, 600 passenger cruise vessel currently located at the Port of Palm Beach.  The Company is in the process of renaming this vessel the m/v Island Breeze II and  intends to offer twice daily five to six hour round trip cruises-to-nowhere.   The Company intends to offer its customers a full gaming experience complete with slot machines, table games, and sports book.  We expect  that this vessel will contain approximately 523 gaming positions (230 slot machines, 158 table game positions, and 135 poker positions).  Onboard entertainment venues will include a restaurant, sports bar, and a full casino complete with slot machines, table games, poker room, and sports betting.

With an adult population (21+ years of age) of over 1 million, Palm Beach is the third most populous county in Florida.  Within Florida, marketing efforts   will be focused on the 5.3 million adults residing within 100 miles of the Port of Palm Beach. However, given the strong preference for local gaming venues,  we  will focus the majority of the  marketing efforts on residents of Palm Beach County (“Palm Beach”) and tourists visiting the Palm Beach area.

IBI Palm Beach, LLC was organized in the State of Florida and maintains its principal place of business at 1 East 11th Street, #500, Riviera Beach, FL 33404 U.S.A.  IBI Palm Beach, LLC is a second tier  majority owned subsidiary of Island Breeze International, Inc., whose minority owners are expected to fund the working capital necessary for the commencement of operations.  While a portion of the required funds has already been raised, there can be no assurance the full amount of the capital  necessary to commence operations will be secured.

In response to recent legislative action in Florida, the members of IBI Interactive, LLC, a majority owned subsidiary of Island Breeze International, Inc., which was formed for the purpose of pursuing electronic arcade opportunities, have agreed to dissolve the entity.  The managing member, Island Breeze International, Inc., has been authorized to take all action to complete the dissolution. This activity was described in our press release of January 22, 2013, which was the subject of a Current Report on Form 8-K, which we filed with the SEC on January 22, 2013.

ABOUT ISLAND BREEZE INTERNATIONAL, INC. Island Breeze International, Inc. (OTCQB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating available ports in the United States for its cruise operations, with a focus on Florida. We have also focused on international locations and we are evaluating port locations primarily in East Asia for the establishment of cruise operations, with a particular focus on home port locations in the Hong Kong Special Administrative Region of China. Island Breeze International's corporate website is www.IslandBreezeInternational.com .

FORWARD-LOOKING STATEMENTS The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President & CEO

Or

Steven G. Weismann
CFO

Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.com